Exhibit 99.1

PR Newswire Released 9:42 a.m. EDT

Contact: Jeffrey M. O'Connell

Phone: (770) 645-4800

BWAY CORPORATION

ANNOUNCES AGREEMENT TO ACQUIRE ASSETS

OF INDUSTRIAL CONTAINERS LTD.

Atlanta, GA, June 19, 2006 -- BWAY Corporation and Industrial Containers Ltd. ("ICL") announced today that the companies have signed a definitive agreement providing for a subsidiary of BWAY Corporation to acquire substantially all of the assets, and certain liabilities, of ICL's plastic and steel general line pail business. It is anticipated that ICL's operating management will continue to operate this business following the closing.

ICL, headquartered in Toronto, ON, is the leading producer of both plastic and metal pails in Canada. Sales for ICL's three pail manufacturing plants in 2005 were approximately $70 million CAD, with plastic pails representing the largest share of the total. ICL also operates a steel drum manufacturing business which will not be acquired by BWAY.

Commenting on the pending acquisition, Mr. Jean-Pierre Ergas, BWAY Corporation's Chairman and Chief Executive Officer, stated that, "The acquisition of ICL's general line plastic and steel pail business is an important step in meeting our growth and diversification objectives. BWAY's 2004 acquisition of NAMPAC expanded the Company's product offering to include general line rigid plastic packaging. The ICL acquisition provides BWAY geographic expansion of our current rigid packaging markets. We believe this investment in ICL, combined with the NAMPAC investment in general line rigid plastic packaging, significantly improves our ability to serve the North American general line packaging market, and demonstrates our continuing commitment to our industry."

In connection with the acquisition, the Company has obtained a commitment for a senior secured bank loan facility that will fund the acquisition of ICL, pay related transaction costs, and refinance the Company's existing credit facility. The financing is subject to usual closing conditions.

The closing of the acquisition, which the Company expects to complete in July, is subject to customary conditions, including the consummation of the bank financing.

BWAY Corporation is a leading manufacturer of steel and plastic containers for the general line category of the North American container industry.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward-looking statements. These statements represent management's current judgment on what the future holds. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. These factors include, without limitation, the Company's inability to close the transaction contemplated above, the Company's inability to secure financing, competitive risks from substitute products and other steel and plastic container manufacturers, termination of the Company's customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in raw material costs or availability, labor unrest, catastrophic loss of one of the Company's manufacturing facilities, environmental exposures, failures in the Company's computer systems, unanticipated expenses, delays in implementing cost reduction initiatives, potential equipment malfunctions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.